                                                                    EXHIBIT 99.1

               SYNTEL REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
HIGHLIGHTS:

     o   Q3 revenue increase of 18.3% to $69.2 million over Q3, 2005

     o   Q3 EPS of $0.35 per diluted share

     o   Sequential headcount growth of 13% to 7,506

TROY, Mich. -- October 18, 2006 -- Syntel, Inc. (SYNT), a global information technology services and Business Process Outsourcing (BPO) firm, today announced financial results for the third quarter, ended September 30, 2006.

THIRD QUARTER 2006 FINANCIAL HIGHLIGHTS

Syntel's total revenue for the third quarter increased 18.3 percent to $69.2 million, compared to $58.5 million in the prior-year period and 7.5 percent sequentially from $64.4 million in the second quarter of 2006. The Company's gross margin was 38.4 percent in the third quarter, compared to 39.7 percent in the prior-year period and 35.6 percent in the second quarter of 2006.

During the third quarter, Syntel's focus area of Applications Outsourcing accounted for 72 percent of total revenue, with e-Business contributing 14 percent, TeamSourcing at six percent, and Business Process Outsourcing (BPO) at eight percent.

The Company's Selling, General and Administrative (SG&A) expenses were 18.9 percent in the third quarter of 2006, compared to 18 percent in the prior-year period and 18.1 percent in the second quarter of 2006. Syntel's income from operations was 19.5 percent in the third quarter, compared to 21.7 percent in the prior-year quarter and 17.5 percent in the second quarter of 2006. During the quarter, Syntel reversed a tax reserve of $2.0 million, which had the positive effect of increasing EPS by $0.05 per share.

Syntel's global headcount grew 13 percent sequentially during the third quarter of 2006 to 7,506 as compared to 6,669 at the end of the second quarter of 2006. The Company finished the quarter with cash and short term investments of $75.8 million. This was after the payout of $51 million for the special one-time dividend of $1.25 per share.

Syntel added two new clients in the quarter and launched 82 new engagements. The Company added three new "Hunting Licenses" or preferred partnership agreements during the quarter, taking the total to 79 strategic relationships.

OPERATIONAL HIGHLIGHTS

"Syntel's focus on People, Service Offerings and World-Class Infrastructure is beginning to yield results, as evidenced by our increased momentum," said Syntel Chairman and Chief Executive Officer Bharat Desai. "Our objective is to align even more closely with our strategic clients and deliver game-changing technology and business solutions that enable them to run their businesses more effectively. Our clients tell us Syntel's model is more flexible, innovative, and impactful than our competitors; we will continue to leverage and build on this critical value proposition."

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"During the third quarter, Syntel was pleased to officially open our new 40 acre state-of-the-art technology campus in Pune, India," said Keshav Murugesh, Syntel Chief Operating Officer. "The new campus is receiving rave reviews from both our clients and our employees who are based there. This is an important step forward, both from a client comfort and employee relations standpoint. This is the first of additional infrastructure inroads we will be pursuing this year, and beyond."

UPDATED 2006 GUIDANCE

Based on current visibility levels, the Company now expects 2006 revenue in the range of $266-$269 million and EPS between $1.18 to $1.20.

SYNTEL TO HOST CONFERENCE CALL

Syntel will discuss its third quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel's web site: www.syntelinc.com under the "Investor Relations" section. Please go to the web site at least 15 minutes prior to the call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering "8513930" from 1:00 p.m. on October 18, 2006 until midnight on October 25, 2006. International callers may dial (706) 645-9291 and enter the same pass code.

ABOUT SYNTEL

Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine's "Best 200 Small Companies in America," Syntel has more than 7,500 employees worldwide, is assessed at Level 5 of the SEI's CMMI, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

SAFE HARBOR PROVISION

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated March 14, 2006. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.

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                          SYNTEL, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      THREE MONTHS               NINE MONTHS
                                                   ENDED SEPTEMBER 30        ENDED SEPTEMBER 30
                                                 ---------------------     ---------------------
                                                   2006         2005         2006         2005
                                                 --------     --------     --------     --------
Net Revenues                                     $ 69,217     $ 58,501     $197,123     $163,910
Cost of revenues                                   42,635       35,298      123,267       97,756
                                                 --------     --------     --------     --------
GROSS PROFIT                                       26,582       23,203       73,856       66,154
Selling, general and administrative expenses       13,056       10,533       35,299       32,397
                                                 --------     --------     --------     --------

Income from operations                             13,526       12,670       38,557       33,757

Other income, principally interest                  1,298          810        3,525        2,654
                                                 --------     --------     --------     --------

Income before income taxes                         14,824       13,480       42,082       36,411

Provision for income taxes                            293        1,741        4,443        5,992
                                                 --------     --------     --------     --------

NET INCOME                                       $ 14,531     $ 11,739     $ 37,639     $ 30,419
                                                 ========     ========     ========     ========


Dividend Per Share:                              $   1.31     $   0.06     $   1.43     $   1.68

EARNINGS PER SHARE:
     Basic                                       $   0.36     $   0.29     $   0.92     $   0.75
     Diluted                                     $   0.35     $   0.29     $   0.92     $   0.75

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

     Basic                                         40,865       40,576       40,783       40,487
                                                 ========     ========     ========     ========

     Diluted                                       41,123       40,669       41,038       40,588
                                                 ========     ========     ========     ========

                          SYNTEL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                         SEPTEMBER, 30   DECEMBER, 31
                                                                                              2,006         2005
                                                                                         -------------   ------------
                     ASSETS

Current assets:
        Cash and cash equivalents                                                            $ 37,212     $ 99,390
        Short term investments                                                                 38,579       21,083
        Accounts receivable, net of allowance for doubtful accounts
          of $2,578 and $2,575 at September 30, 2006 and December 31, 2005, respectively       40,491       27,907
        Revenue earned in excess of billings                                                    9,052        8,366
        Deferred income taxes and other current assets                                         12,496       10,003
                                                                                             --------     --------

             Total current assets                                                             137,830      166,749

Property and equipment                                                                         62,869       54,690
        Less accumulated depreciation and amortization                                         29,223       25,504
                                                                                             --------     --------

             Property and equipment, net                                                       33,646       29,186

Goodwill                                                                                          906          906

Deferred income taxes and other noncurrent assets                                               2,291        1,320
                                                                                             --------     --------

                                                                                             $174,673     $198,161
                                                                                             ========     ========

                  LIABILITIES

Current liabilities:
        Accrued payroll and related costs                                                    $ 17,033     $ 15,906
        Income taxes payable                                                                    3,363        9,809
        Accounts payable and other current liabilities                                         15,250       16,812
        Deferred revenue                                                                        4,121        3,356
                                                                                             --------     --------
             Total liabilities                                                                 39,767       45,883
              SHAREHOLDERS' EQUITY


Total shareholders' equity                                                                    134,906      152,278
                                                                                             --------     --------

Total liabilities and shareholders' equity                                                   $174,673     $198,161
                                                                                             ========     ========